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                                                                   EXHIBIT 10.11



                            PHYSICIAN CONSULTING AGREEMENT

This Agreement made the 24 DAY OF JANUARY 1997, between MED-PLUS HEALTH CENTRE hereinafter referred to as the Clinic, and ______________, hereinafter referred to as _________ sets forth the respective rights and obligations of the Clinic and the Consultant.



    THIS AGREEMENT WITNESSES THAT in consideration of the following covenants and agreements, the parties agree as follows:


                           ARTICLE 1 - CONSULTANT SERVICES

1.1      CONSULTANT SERVICES

         Subject to the following terms and conditions, the Clinic and _______ mutually agree that for a period of 1 year, ________ shall carry out examinations, assessments and consultations with patients, physicians and other professionals unless _________ is, as a result of injury or disease, unable to perform the essential tasks of the consultant services.

1.2      HOURS AND LOCATION OF PRACTICE

         __________shall perform his obligations for a minimum average of 32 hours per week at the Clinic's present location at 1166 Commissioners Rd. E., London Ontario and/or at such other location as may be agreed upon between the parties.

1.3      OBLIGATIONS OF THE CLINIC

         The Clinic shall without charge provide all nursing and support staff and all furniture, equipment and supplies reasonably required by ___________ in the performance of his obligations hereunder. The Clinic will not interfere in ____________ family practice style.

1.4      TERM OF AGREEMENT

         The Consulting Agreement will remain in force for 1 Year from the date the Agreement is executed. The Agreement may be terminated by either party with 60days written notice.

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                       ARTICLE 2 - REMUNERATION OF CONSULTANTS


2.1           FEE FOR SERVICE

    (1) The Clinic shall pay ______________ for the services rendered by him at an amount of 65% of the amounts that could have been invoiced by ______________ to the Ministry directly for family practice patients. The Clinic shall pay ______________ 60% of the amounts for dedicated walk-in patients. There is a guarantee of $60.00 per hour for all dedicated walk-in shifts calculated on a shift by shift basis.

2.2      PAYMENT

         The Clinic will to pay ______________ once a month at the end of the month for fee for service revenue submitted and collected from OHIP.

2.3      GROUP BENEFITS

         All costs of group benefit plans in respect of ______________ shall be shared 50/50 with the Clinic and ______________.

         It is agreed that ______________ will be able to participate in the employee stock option plan which will be implemented effective with the successful completion of the initial public offering of Med-Emerg International Inc.______________'s option benefits will be calculated retroactive to January 1,1997.It is anticipated that the details of the stock option plan and share purchase plan will be completed by February 15,1997.

2.4      FEES FOR REPORTS

         The Clinic will continue to be entitled to all fees and other amounts generated by ______________ in respect of immigration visits, third party services, medical-legal reports, WCB special reports, insurance reports, and similar reports and verbal interviews, provided that ______________ is entitled to 65% of such fees in respect of reports prepared by him or verbal interviews, such amounts to be paid to ______________ forthwith following receipt of payment in respect thereof by the Clinic.

2.5      GOVERNMENTAL REDUCTIONS

         Any reductions of fees, billings or other amounts to physicians imposed by the Ministry or provincial governments, including reductions from a "Social Contract", or agreed to by The Ontario Medical Association or otherwise binding on the Clinic shall result in proportional reductions of remuneration to ______________ the amounts of such reductions to be determined by the Clinic acting reasonably.

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         Under existing government regulation, Health Care Services are zero rated for GST.  In the event this changes, MEI will be responsible for the GST.

                         ARTICLE 3 - COVENANTS OF CONSULTANT


3.1      SERVICES

    (1) In the performance of his obligations hereunder, ______________ shall act honestly, professionally and in good faith with a view to the best interests of the Clinic and its patients. ______________ shall report to and be subject to the supervision of the Clinic.

    (2) ______________ shall at any times follow and comply with the General Preamble to the Ministry's Schedule of Benefits. ______________'s invoicing for patient consultations shall during the term of this Agreement fall within the parameters for ______________ set out in the Provincial Averages for Physician's Services.

3.2      LICENSES AND PERMITS

         ______________ shall be responsible for (i) obtaining and maintaining at his expense all necessary licenses and permits (including, in the case of a consultant who is a physician, a license to practice medicine in Ontario and memberships with the Ontario College of Physicians and Surgeons and the Canadian Medical Protective Association) and (ii) complying with all applicable federal, provincial and municipal laws, codes and regulations and all professional laws, codes and rules of conduct and ethics, in connection with the performance of his obligations hereunder. ______________ shall when requested provide the Clinic with adequate evidence of his compliance with this Sections 3.2.

3.3      LAB TESTING

         Subject always to the best interests of the patients of the Clinic and to any applicable professional or legal restrictions, ______________ shall make use of such laboratory facilities for testing and other purposes as may be specified from time to time by the Clinic.

3.4      INDEMNITY

    (1) ______________ shall indemnify and save the Clinic harmless from and against all claims, actions, losses, expenses, costs and damages of every nature and kind whatsoever which the Clinic or its officers, employees, consultants, physicians or agents may suffer as a result of the performance of non-performance of this Agreement and the services required hereunder by or from ______________, whether as a result of ______________'s negligence or otherwise.

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    (2)  The Clinic shall indemnify and save ______________ harmless from and against all claims, actions, losses, expenses, costs and damages of every nature and kind whatsoever which ______________ may suffer as a result of the performance or non-performance of this Agreement by the Clinic, whether as a result of the Clinic's negligence of otherwise.

3.5      NON-DISCLOSURE

         ______________ shall not disclose any information relating to the private or confidential affairs of the Clinic to any person other than for the Clinic's purposes.

3.6      CLINIC SHALL USE ___________ NUMBER

         ______________ agrees that the Clinic shall submit claims for fee-for-service patient consultations under ______________ O.H.I.P. billing number 096313 at the Clinic's location. If required, ______________ agrees to assign his interest in such billings to the Clinic. ______________ shall direct the Ministry to directly deposit all such O.H.I.P. billings into the Clinic's bank account. If any such billings are paid to ______________, such amounts shall forthwith be paid over to the Clinic.

                         ARTICLE 4 - INDEPENDENT CONTRACTORS


4.1      _____________ NOT AN EMPLOYEE

         ______________ is not an employee of the Clinic and shall not be entitled to receive from the Clinic any employment benefits whatsoever. The Clinic shall not be required to make contributions for unemployment insurance, Canada Pension, worker's compensation or other similar levies in respect of the amounts to be paid to ______________ pursuant to this Agreement.

4.2      ______________ SHALL NOT BIND CLINIC

         ______________ shall not, without the prior written consent of the Clinic, enter into any contract or commitment in the name of or on behalf of the Clinic or bind the Clinic in any respect whatsoever.

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                               ARTICLE 5 - TERMINATION


5.1      OWNERSHIP OF FILES, ETC.

    (1) All patient, medical and other records, reports and files which relate to patients of ______________ shall at all times remain the property of ______________, such that:


    (a) upon completion of the term of this agreement, in the event that _________ chooses to practice elsewhere, the Clinic shall be entitled to make copies of all patient files , charts and records at the Clinic's expense and

    (b) either party shall have access to such charts, records, reports and files in the event that he is audited or becomes involved in a legal proceeding to the extent reasonably required as a result of such audit or proceeding.


                                 ARTICLE 6 - GENERAL


6.1      BENEFIT OF THE AGREEMENT

         This Agreement shall ensure to the benefit of and be binding upon the respective heirs, executors, administrators, personal representatives, successors and permitted assigns of the parties.

6.2      ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties. There are no agreements between the parties other than as expressly set out in this Agreement.

6.3      AMENDMENTS AND WAIVER

         No modification of or amendment to this Agreement shall be valid or binding unless made in writing and duly executed and delivered by both of the parties.

6.4      ASSIGNMENT

         ______________ may not assign this Agreement or any of his rights or obligations hereunder without the prior written consent of the Clinic. The Clinic may assign this Agreement provided that the assignee or assignees undertakes with the Clinic

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to be bound by the provisions of this Agreement in all respects and to the same extent as the Clinic is bound.

6.5      NOTICES

         Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing by personal delivery, courier or registered mail addressed to the recipient at the last known address of the recipient.


6.6      SEVERABILITY

         If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.7      EXTENDED MEANINGS

         In this Agreement, words importing the singular number only shall include the plural and VICE VERSA, words importing the masculine gender shall include the feminine and neuter genders and VICE VERSA, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and VICE VERSA.

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IN WITNESS WHEREOF, the parties have executed this Agreement.


SIGNED, SEALED AND
DELIVERED in the presence of



Witness                      _________________



Witness                      DIRECTOR, OPERATIONS